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     The following transcripts amend and restate the transcripts that were originally filed by H. J. Heinz Company on June 1, 2006 (SEC Accession No. 0000950103-06-001440).

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HEINZ SUPERIOR VALUE AND GROWTH PLAN, FY07-08

     Address by William R. Johnson
Heinz Chairman, President and CEO

Analyst Meeting, Sofitel Hotel; New York

June 1, 2006

Thank you Jack, and good morning ladies and gentlemen. I appreciate this opportunity to share with you Heinz’s detailed plans for Superior Value and Growth in Fiscal Years 2007 and 2008. I hope you will agree that the plans, which are incremental to what we have discussed previously, are sound, and the targets, while aggressive, are realistic. The three part plan focuses on value and growth fueled by further cost reduction and innovation. It includes a higher dividend payout tied to the improved earnings we expect, and a continuation of our robust share buyback program, funded by our consistent cash flow. Following my comments, Art will brief you on our achievements in FY06 and the progress we have made over the last three years. I will then return with Dave and Scott to discuss our plans in more detail than these presentations typically include.

Before we get started I want to have a very frank discussion about our historical performance.

Whatever the reasons, it’s fair to say that prior to 2002 we simply did not put enough points on the board. I take full responsibility for this – no excuses.

I learned a great deal from this experience and since 2002, have focused my efforts on repositioning Heinz around its core strengths and values while building a cohesive, talented, and engaged team which has since led this Company through a transformative and productive four years.

During this period, we have successfully executed against a clear strategy while completing an extensive and broad renovation of the company. We are now a much leaner, more focused business with some of the world’s best brands. In a nutshell, we have sharply focused the portfolio, grown the top-line and, most importantly, built a winning team. We have put ourselves in fighting shape to deliver sustainable, high quality earnings growth, as well as preparing for any transformative external opportunities that may emerge. These four years have seen us:

1.	Go from six categories to three;

2.	Move from 15 unrelated brands to 10 brands driving 60% of sales;

3.	Narrow our focus against 11 markets from over 20; and

4.	Simplify the organization while eliminating bureaucracy through a substantial cutback in senior level executives, a reduction of 13,000 employees, and the elimination of the North American, European, and Pacific headquarters;

At the same time we have:

5.	Refocused World Headquarters against control, compliance, and strategy, putting the accountability for the day-to-day business in the capable hands of the people on the ground;

6.	Reduced SKU’s from 35,000 to 16,500; and

7.	Reduced the number of factories to 91 inclusive of the impact of acquisitions.

All the while, we increased operating free cash flow versus the previous four years by roughly two-and-a-half times, achieving the highest cumulative four year cash flow in the company’s history.

And finally, we also acquired several great brands to strengthen our core. Classico and TGIF Fridays have both grown sales at double-digit rates over the past three years and we have grown True Soups sales by 20%. We expect equally positive results from HP and Lea & Perrins.

The strong progress we have made in the most recent four years is clear.

FY06 represents the culmination of this effort. We have completed our program of divestitures, as we said we would, while delivering solid FY06 organic sales, profit, and cash flow results. We have aggressively addressed the issues in Europe where a complex and unwieldy business contributed to years of underperformance. We significantly upgraded the talent, put the processes in place to attack trade spend, and greatly improved the portfolio with over 95% of European sales now in our three core categories.

With all of this now behind us, today’s Heinz is structurally the company I envisioned four years ago. We are focused on three value-added categories that generate more than 90% of sales and 95% of economic profit: Ketchup and Sauces, which leverages clear competitive advantages and our heritage;

Meals & Snacks which has a portfolio of well-positioned, leading, and growing brands, including Ore-Ida, Smart Ones, Heinz, Weight Watchers from Heinz, and Watties; and Infant Food, a high margin business with leadership positions in every market in which we compete and two great brands: Plasmon and Heinz.

Our six core developed markets account for almost one-half of the $1.5 trillion global packaged food business and generate 85% of Heinz’s sales and over 95% of our economic profit. Our five emerging markets account for over 40% of the world’s population and have rapidly growing middle classes.

Let me be clear: Heinz is committed to these markets and brands. They have a mix of scale, leading share positions, strong profitability, unique attributes, and favorable demographic trends.

To make all of this work requires leadership and unity of focus.

During the last four years, we have made some of the most important people changes in this company’s history. We have built an engaged, accountable, and passionate team of “A” players across the Company, some promoted from within, and some recruited from other top tier packaged goods companies. These are highly capable, results oriented people I trust and depend on and that is why we will succeed. This is not about me; it’s about us.

I have strong, talented partners in Dave Moran, Scott O’Hara, Art Winkleblack, Jeff Berger, Mike Milone, and Chris Warmoth, among others. Dave’s extraordinary results are proof of his ability to run a lean, efficient growth business. Scott O’Hara is a person steeped in aggressive cost reduction, and is a European veteran with a strong track record of results. He is experienced at driving out costs, as he did at Gillette, and will do the same for Heinz.

Art is a CFO of great integrity and insight and a trusted advisor who has become a key business partner.

We have built an increasingly strong bench over the last 4-5 years. I look forward to this team challenging, debating and collaborating with me to drive this Company to a new level of performance.

As part of our ongoing development process, Dave Moran will assume responsibility for a combined North American Consumer Products and Foodservice business by the beginning of Fiscal 2008. Dave and Jeff Berger, CEO of Heinz Foodservice, are working together to leverage the opportunities across these two businesses, which represent almost 50 percent of our global sales. Jeff, who has led the dynamic growth of our U.S. Foodservice business for two decades, will become Chairman of Heinz Global Foodservice, working with me to explore further business opportunities, while providing his invaluable customer insights and relationships through FY09.

Before I review our specific plans, I would like to turn the meeting over to Art to review our recent performance . . .

[OVER TO ART WINKLEBLACK]

Art’s slides clearly highlight our team’s accomplishments. I am proud of what they have achieved.

Now I want to turn our attention to our plans for FY2007 and FY2008, starting with a review of the three-part strategy for sustainable growth that builds incrementally on the last four years and which we are currently executing against:

1.	Reduce costs to improve margins;

2.	Grow the core portfolio; and

3.	Generate and use cash to deliver superior shareholder returns.

Over the course of the past eighteen months, the Heinz Board and management have worked together to craft plans for further aggressive cost-cutting, plant closings and headcount rationalization, as well as investments in advertising, innovation and more efficient trade spending. We have also collaborated on plans for capital allocation, dividends and share repurchases that are responsibly aligned with earnings and cash flow. Let’s go through each one of our key operational initiatives in a little more detail.

Reducing costs

First, we will continue to reduce costs focusing on:

1.	SG&A;

2.	Trade Spending; and

3.	The Supply Chain.

We are committing to a further $60 million in SG&A savings in FY07 with $30 million sourced from headcount and salaries (a 10% decrease vs. FY06); $20 million sourced from a reduction in professional fees as a result of our expanded indirect procurement program; and the remaining $10 million sourced from optimization of our U.S. distribution network. We will go after an additional $30 million in SG&A savings in FY08.

Moving from SG&A to D&A, over the past four years, we have reduced total Heinz trade spending by 170 basis points.

A roadmap for optimizing trade spend was developed and successfully executed in the U.S. Consumer Products business, where deal spending has been reduced from 21.2% of gross sales in FY03 to 16.9% in FY06. This is well below the industry average of 18% and has been characterized as best-in-class in the food group by Cannondale Associates. This roadmap is now being used by all of our businesses following a very successful global trade spend optimization summit at the beginning of the year.

Planning for the European launch of this initiative began during the Fall of 2005 with implementation plans finalized during the winter. We are confident that these moves, coupled with the implementation of systems, processes and tools that have been proven effective in the highly competitive U.S. market place will be sufficient to achieve our ambitious objectives of a further 90 basis point reduction worldwide in FY07 trade spend and an additional 50 basis point reduction in FY08. That would mean a reduction worldwide of almost $150 million over the next two years on top of the $146 million reduction achieved over the past four years.

The supply chain also continues to be an area of intense focus. Further integration of our $6 billion global supply chain is underway to achieve even greater efficiency and effectiveness with the focus on global procurement, continuous improvement, and plant rationalizations.

Our global procurement group was recently rated as among best-in-class in strategic procurement and supplier relationship management by an IBM benchmarking study. However, their analysis highlighted an opportunity in the area of indirect spending, particularly outside the supply chain, which we are pursuing vigorously with their assistance.

Overall, we expect $120 million in procurement savings in FY07 through improved global sourcing and best practice sharing across each of our fourteen global purchasing teams.

The supply chain will also benefit from further expansion of the continuous improvement initiatives and waste reduction, or MUDA, roadmap successfully piloted in the U.S. In FY07 alone, we expect to nearly double the savings from these initiatives to more than $30 million while increasing the number of Six Sigma Black and Green belts to more than 700 across our entire global supply chain. This process, which began with the recruitment of several experienced Six Sigma supply chain leaders from GE three years ago, is gaining significant traction across the Company.

Finally, we plan to further rationalize our manufacturing footprint with an additional 15 plants to be exited in FY2007. It is important to note that we expect to exit these factories with all costs absorbed in the FY2007 plan. We are evaluating plans to eliminate five more plants in FY2008. Exiting these plants will further enhance productivity and drive significant cost savings.

Overall, we expect these productivity initiatives to combine with pricing and mix, to deliver our planned 130 basis point improvement in gross margins in FY2007.

In total, we expect productivity savings of $355 million over the next two years. While these numbers are aggressive, they are based on thorough analysis and a detailed review of the various initiatives. Importantly, they are being implemented with the long-term health of the Company in mind.

Grow the Portfolio

The second leg of our value plan is to grow the portfolio. We exit FY2006 with good momentum and expect a fast start to FY2007 behind the simple proposition of “growing what we own”.

We have well over one hundred new product initiatives in the pipeline globally, including Fridge Fit Ketchup; Ore-Ida Easy Breakfast potatoes; new varieties of Classico sauce, including new organic varieties; and new Smart Ones entrees and desserts in the U.S.; the launch of TGIF snacks and Smart Ones in Canada; Mean Beanz, and international soups in Australia; new recipe meals for toddlers, multigrain pastas, and HP Sauce in the popular upside down bottle in the UK. Our new “Beanz on Toast” for the British and New Zealand market is an exciting initiative that has generated substantial enthusiasm and P.R. activity and will play very well along health and wellness lines.

As a trusted food company for 137 years, Heinz has a contract with consumers to help them live healthier lives, while still enjoying great tasting products. Heinz now offers a wide range of foods catering to the Health and Wellness trend, including products that are organic, contain reduced sodium and sugar, and provide enhanced functional benefits. These include Heinz Organic and no sugar Ketchup, the entire Smart Ones range, all natural Classico, Heinz Spaghetti Plus with calcium and omega 3 in Australia, and low sodium beans and soups and healthier multigrain pasta in the UK.

Plasmon will, in particular, benefit from this trend in FY2007, with the launch of a new line of health and wellness-related infant foods, including yogurts and cheeses designed to help baby digestion, hypoallergenic infant formulas, and several products to promote brain and muscle growth.

Plasmon is a great business. It is our fourth largest brand and among our top three in margins. It is the leading infant feeding brand in Italy in biscuits and jarred products and as you can see is back on a growth path under a talented new management team.

Plasmon is the heart of our Infant Food category, which produces 15 percent of our economic profit, and where we are market leaders everywhere we compete.

Heinz’s innovation focus will benefit from our continued double-digit increase in R&D spend over the next two years, and from a $50 million (or almost 19%) increase in consumer spend in FY2007 fueled by the productivity savings we just discussed. These funds will be spent selectively with 75% directed against our leading brands.

This increased R&D and marketing support will help build growth across our key businesses while sustaining our momentum in the U.S., Canada, India, Poland, Indonesia, and the Pacific. We will continue to pay particular attention to the key U.S. ketchup market where we have, over the past three years, grown Heinz Ketchup sales at a compounded rate of 7%, while growing our market share by 10 points over the last ten years.

We will also extend our retail marketing and innovation capabilities to foodservice. In recognition of his outstanding success with Ore-Ida and Smart Ones, we have recently appointed Mike Hsu as President and Chief Operating Officer of our U.S. Foodservice business. We expect Mike to apply his considerable analytic capabilities and marketing skills to the mutual benefit of our restaurant customers and Heinz.

Research incontrovertibly shows that Heinz ketchup adds to the overall experience of restaurant patrons and is by far the preferred ketchup. It is also the preferred dipping sauce for children, not only on fries, but also on chicken nuggets. We have been successfully growing our European Foodservice business behind the launch of Heinz dip pots in 2000, and now sell more than 100 million dip pots annually to Burger King, McDonald’s, and Wimpy, to name just a few. In the U.S. we are working on reducing the cost differential between packets and dip cups. We have agreed to multi-location tests with one large national account early this summer and are currently developing plans with several others.

Meanwhile, we are growing with a number of Foodservice customers. I continue to pay particular attention to developing our relationship with McDonald’s where we have made good progress. We now sell Heinz ketchup and sauces to McDonald’s in Canada, the UK, Spain, Portugal, Australia, and most recently we added Russia, the world’s second largest ketchup market. We look forward to growing our partnership.

Finally, a comment on the five emerging markets where we expect to grow sales by more than 10% organically in FY2007. They will collectively represent approximately one-quarter of our total sales growth in FY07, while generating positive economic profit and significant future upside.

Chris Warmoth has been appointed to lead our emerging markets growth. In his previous role at Heinz, he oversaw the Company’s venture into Russia and helped drive substantial double-digit sales growth in Poland while increasing operating profit margins to 15.5 percent in FY06, from 8.2 percent in FY02.

Driving cash flow

The third leg of our plan is built on leveraging our proven ability to drive cash flow to deliver superior shareholder value. Cash flow will benefit from further improvements in working capital, continued discipline on capital spend and an optimized dividend payout policy. Between FY02 and FY06 we improved CCC by 36 days. In FY07 and FY08 we are targeting CCC improvements of 2-3 days per year.

Capital spending will remain within the range of 2.5 -3.0% of sales that we have successfully maintained during the last three years. Moreover, we are committed to pursuing ONLY highly strategic and transformative acquisitions, like Lea and Perrins and HP, in our core categories and geographies. Along these lines, we will not pursue sub-scale acquisitions.

The Board and management have worked on striking the right balance with our capital structure, and I want to be clear that we are all committed to an investment grade rating. The Board yesterday approved an increase of $0.20 per share in our annual dividend effective with our July payment which will increase our payout to approximately 60% of projected FY07 EPS. Long-term, we expect to deliver annual dividend increases consistent with our growth in earnings per share while maintaining an approximately 58-60% payout ratio. The Board has also authorized the repurchase of one billion dollars of additional Heinz shares over the next two fiscal years on top of the more than one billion dollars we spent repurchasing shares in Fiscal Years 2005 and 2006.

Let’s be clear on the commitments the Board, the Company and the team are making. Financially, in FY07 we will target net sales growth of 3% to 4%, operating income growth of approximately 8%, EPS growth of 10% or better and operating cash flow of $800 million or better. We will also return nearly $2 billion to our shareholders in the form of share repurchases and dividends over the next two years.

Underwriting these projections are the numerous operational improvements I detailed earlier. Specifically, our plan includes:

  A reduction in D&A of $95 million on a rate basis in FY07, with an additional $50 million targeted for FY08;

  The exit of 15 plants by the end of FY07 with an additional five targeted in FY08;

  A further reduction in headcount of 2,700 employees; and

  An increase in marketing spend of approximately $50 million in FY07.

Before I hand it over to Dave, I want to make a few comments about the Heinz Board of Directors, which is one of the most talented, engaged, diverse, and independent in the S&P 500.

The changes we have made in our Board have not gone unnoticed. ISS rates us as the best in the S&P food, beverage and tobacco group and rates us among the top ten companies in the entire S&P 500. Corporate governance does matter.

Ladies and Gentlemen, we have a solid, realistic plan. The Board and management have worked hard to improve this company. We simply do not want to incur, as a company, as a board and, as a management team, any unnecessary risk to our shareholders and our business at such a key inflection point in our history.

We are completely focused on driving superior shareholder value and growth. The talent and energy levels are at the highest that I’ve witnessed in my 24-year Heinz tenure. Our people are engaged and my role is to challenge, encourage, coach, and lead them to the best results possible.

Now over to Dave Moran.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

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HEINZ SUPERIOR VALUE AND GROWTH PLAN, FY07-08

Presentation by Art Winkleblack
Executive Vice President & Chief Financial Officer

Analyst Meeting, Sofitel Hotel; New York

June 1, 2006

Chart 1 –Introduction:

Thanks Bill and good morning everyone.

Chart 2 – Outline:

Today, I’ll cover 3 topics:

  First, a quick review of the 4th quarter and full year performance for FY06
  Second, we’ll take a look at results over the last 3 years to ensure that we’re all working from the same fact base, and
  Third, near the end of the program, I’ll cover our plan projections for FY07 and FY08

Chart 3 – 4th Quarter

With that, let’s go through the 4th quarter.

Chart 4 – EPS Summary

Here you can see our results for the quarter from 3 different perspectives. With regard to results from Continuing Operations Excluding Special Items, we came in at 54 cents for the quarter. That’s 4 cents better than consensus, but, as expected, off 5 cents to prior year due to an effective tax rate 10 points higher than Q4 last year.

The big factor in Continuing Operations for the quarter was Zimbabwe. As you know, we have been flagging the situation in Zimbabwe, and our investment in that country, as a risk for about 3 years now. This quarter, in-line with our strategy, we made the decision to exit the country. The non-cash write-off associated with this decision is $111 million. Note that this non-cash charge hits continuing operations, while the large gains on the sale of Seafood and Tegel were recorded in discontinuing operations.

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Chart 5 – Special Items:

Special items for the quarter totaled $233 million, including the write-off of Zimbabwe and a number of other non-core businesses that we have exited, or will shortly. As we’ve said before, this completes our transformation, on schedule and with very good results.

Chart 6 – Q4 Scorecard

Turning to the scorecard for the quarter, we had a strong finish to the year. Sales grew 7.6% for the quarter, with positive growth in all segments. Volume/mix was up 7.8%, aided by an extra week, while net pricing was off half a point. Pricing gains in a number of markets were offset by heavy promotional activity in our UK market.

Gross margin was off a half point due to the promotional spending in the UK, and due to commodity cost pressure in the US and Indonesia.

Operating income was up 6.3% and operating free cash flow was very strong, at $492 million. Without the impact of special items, operating free cash flow would have been roughly on par with the outstanding results we achieved in Q4 last year.

Chart 7 – Full Year:

Now let’s take a look at the full year.

Chart 8 – EPS Summary:

As expected during this transition year, earnings are less than prior year. Nevertheless, we are pleased with the FY06 performance, as we successfully completed our transformation initiatives, while exceeding the expectations we set at our Analyst Day back in September 2005. EPS from Continuing Operations excluding Special Items was $2.10 versus the forecast range we provided at the time of $2.01 to $2.07.

Chart 9 – Special Items:

In terms of special items, net expenses came in lower than anticipated, but the impact of the Zimbabwe write-off was incremental. The costs for separation, downsizing, integration and planned losses on dispositions totaled $242 million in Continuing Operations, offset by gains on the sale of Seafood and Tegel of $209 million, for a net expense of $33 million.

Chart 10 – Dispositions:

As you know, this has been an extremely busy year, exiting non-core businesses and low return assets. In total, we successfully sold 10 assets in FY06, and are in the final stages of divesting an additional 6 very small assets. Total proceeds of the divestitures are $857 million so far. With the vast majority of our divestiture work behind us, we can now

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focus even more attention on growing our core. Again, let me emphasize that we are done with the transformation work.

Chart 11- Scorecard:

Looking at our annual scorecard, we had a strong year.

Sales were up almost 7%, driven by very solid volume growth. Gross margin was off 90 basis points as we incurred $126 million in fuel and commodity price inflation and net pricing was virtually flat as we reduced price points in the UK. Operating income of $1.35 billion increased 3.2%, despite input cost inflation and unfavorable exchange rates. Our growth was driven by a very strong performance in North American Consumer Products. EPS was above the expectations we set in September, but below prior year due to higher interest costs and a 310 basis point increase in the overall tax rate.

We had another very strong year in generating cash. Operating free cash flow was $844 million, as CCC improved by an additional 2 days and capex was held to 2.5% of sales. Setting aside spending on special items, operating free cash flow would have exceeded $900 million.

Chart 12 – Net Sales Variances:

You can see the components of our sales growth here. Volume/mix contributed a strong 3.8% . As mentioned, net pricing was basically flat to prior year, and foreign exchange reduced sales by 1.5% . In continuing operations, the strong core acquisitions of HP, L&P and Petrosoyuz were the primary drivers of the 4.4% growth from net acquisitions.

Chart 13 – Balance Sheet Items:

Turning to the balance sheet, we reduced quick operating working capital by $126 million, or about 11%, and our CCC is an all-time record low for the Company. Importantly, we continued to make progress in reducing inventories during the year, lowering our DII by 4 days. You can see that we finished the year with $445 million of cash and equivalents, and a debt to EBITDA ratio of about 2.8X.

Chart 14 – FY06 Pro-forma:

As a final note on the year, I wanted to summarize our results versus the pro-forma expectations we established at Analyst Day in September. The pro-forma projection adjusted our forecast for divestitures that would not qualify for disc ops and assumed the application of proceeds from divestitures to share repurchase and debt reduction as of the beginning of FY06. At that time, we expected sales to be about $8 billion, EPS in the range of $2.10 to $2.16 and operating free cash flow of $800 to $900 million.

We are pleased to report that we met or exceeded all of our key goals. Pro-forma sales exceeded $8.4 billion; EPS hit the center of the range, including a pro-forma adjustment

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of 4 cents for FAS 123r; and cash flow, with restructuring costs backed-out, hit $917 million. Revenue was higher, as we had better than expected sales in a number of businesses and we retained our Weight Watcher’s and frozen desserts businesses. Operating profit was a bit lower, largely due to commodity costs and results in the UK, and the tax rate was better by more than 2 ½ points.

Chart 15 – Three Year Performance Perspective:

Now, with that brief review of Fiscal 06 completed, I’d like to summarize our performance trends over a longer time frame. This should set the record straight and provide a strategic context for the foundation upon which we have built our plan.

Chart 16 – FY03 – FY06 Summary:

With our new simplified portfolio, we’ll take a look at performance across five key parameters. For this review, we’ll stick to the last 3 or 4 years.

Chart 17 – Net Sales Growth:

On a continuing operations basis, our sales have grown from $7.2 billion to $8.6 billion, a 3 year CAGR of 6.3% . The key is that volume momentum has increased over each of the last 3 years. Our growth has been driven by an improving innovation pipeline and more competitive price points.

Chart 18 – Top 10 Brands

Driving our growth is a focused set of strong brands with great consumer equities. Our top 10 brands accounted for 60% of our sales in FY06. Importantly, each brand has a very strong share position in its respective market and has grown over the last three years.

Chart 19 – Net Sales Growth by Geography:

By geography, you can see that we’ve generated very strong growth rates across most of our portfolio, particularly in the RICIP markets and in Australia/New Zealand, and the performance in North American Consumer Products has been at the top of the industry. With or without foreign exchange, and with or without acquisitions/divestitures, our regions have shown solid top-line growth. The exception is Europe, where difficult market conditions in Italy and Northern Europe, combined with our lack of innovation in the UK, has resulted in flat sales over the last 3 years. That’s why we’ve upgraded the talent and the innovation process in Europe.

Chart 20 – Trade Spending:

Let’s now turn to trade spending. This is the amount of money above the net sales line on the P&L that largely reflects the discounts and allowances off of our gross or list price.

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Chart 21 – Trade Spending Trend:

As you know, we’ve been talking with you about our strategy to reduce trade spending since our Analyst Day in October of 2003. In fact, I believe that we were the first in the industry to publicly disclose the magnitude of these discounts. Based on strong improvements in the management of trade spending and the divestiture of some of our more trade-intensive businesses, we’ve made great progress in reducing discounts and allowances. At the end of Fiscal 2003, D&A represented 19.8% of our total gross sales. For Fiscal 2006, we’ve reduced the total to 18.1%, a very solid improvement of 170 basis points.

Chart 22 – Trade Spending in US Consumer Products:

A key factor in driving this improvement was performance in US Consumer Products, where we pulled 430 basis points out of total trade spend. This significant reduction did not happen by accident, nor did it happen overnight.

Dave Moran and his team have been at the forefront of our global D&A effectiveness initiative and have very aggressively improved the trade management organization, upgraded the talent and analytics, worked in close partnership with our customers and implemented a world-class system to provide real-time visibility.

Chart 23 – Trade Spending Across Regions:

Our D&A spending outside of Europe is efficient and effective, at 15% of sales. This includes Foodservice, which has spending at slightly less than the Company average. Thus, as we look forward, our most significant opportunity to further reduce trade spending is in Europe, where D&A is substantially higher than that of the rest of Heinz.

While the average for the industry in Europe tends to be quite a bit higher than in the US, we believe that we have great opportunity to reduce D&A and make the funds work harder for us there. Importantly, following our proven global approach, we now have the right teams in place in Europe and have significantly improved our systems there. Just like in the US and the Pacific, there will be no magic bullet in Europe. Improvement will take time but, as Bill and Scott will outline, we are very aggressively pursuing this opportunity.

Chart 24 – Productivity:

Now, let’s take a look at productivity down the rest of the P&L.

Chart 25 – Gross Margin Trends:

In terms of gross profit, our margin has declined 70 basis points over the last 3 years in the face of almost unprecedented cost headwinds. For perspective, our peers on average

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have incurred a slight decline in gross margins as well. Over this period, fuel prices and steel costs have doubled, resin for our plastic packaging has increased by about 50% and sugar costs have risen 80%. By itself, inflation would have driven our gross margin down by about 520 basis points. Through very aggressive productivity actions by our supply chain teams, we have offset this entire inflationary cost pressure. At the same time, our average net price points have remained flat and business unit mix has been slightly unfavorable. The mix effect largely reflects flat results in our higher margin UK and Italian businesses. Going forward, we will continue to drive productivity and we have plans in place to drive net price improvements and reignite momentum in our higher margin European businesses.

Chart 26 – Plant Summary:

An area that has gotten a lot of external attention lately is the number of plants we have. This has been, and will continue to be, a big focus for us. Since the beginning of Fiscal 2003, we’ve exited 32 plants and added 22 plants through acquisition, for a net reduction of 10 plants, or 10%. Our average revenue per plant has improved by 8% over the last few years, but it is still below the industry average. Coming at it from a different angle, our net PP&E investment is right in-line with our peers on a percentage-of-sales basis. The net story here, is that all plants are not created equal. Some of our plants in emerging markets are very small and come with very little overhead and low labor rates. Thus, the key metric is the number of plants in the developed markets. In FY06, our developed market average is $130 million per plant. Foodservice negatively impacts this average, given the need to be closer to customers, shorter required lead times and very high customer service requirements.

In FY07, we plan to take out another 15 plants, with no special charges, many of which will be in our developed markets. After these reductions, our average in the developed markets will rise to about $160 million, slightly above the industry average. And for Fiscal 08, we are currently analyzing the economic feasibility of additional closures or sales.

Chart 27 – SG&A Cost Trends:

Let’s now take a look at our SG&A costs. Over the last three years, our SG&A has been flat as a percentage of sales. I think it’s worth spending a minute helping you understand the dynamics here.

Chart 28 – SG&A Industry Perspective:

Let’s first take a look at the industry. In FY06, on a continuing ops basis excluding special items, our SG&A costs were 21.2% of sales, a very significant 280 basis points lower than the peer average. And as you will note, we are in this favorable position despite our much higher mix of business in Europe, where SG&A costs tend to be higher for all industry participants.

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Chart 29 – Advertising Spending:

It has been suggested that our low SG&A number simply reflects low advertising spending. To that point, I think it’s important to understand how much of our SG&A gap is explained by consumer marketing. Very few of our peers disclose consumer marketing separately, so in order to estimate this spending, we’ve used the SEC definition of “advertising” from our peers’ 10K’s. Using this approach, it appears that we spend about 170 basis points less than the peer average on advertising, or only about 120 basis points less after adjusting for our high food service mix.

Chart 30 – SG&A Excluding Advertising:

This chart shows an estimate for non-marketing-related SG&A after backing out advertising for Heinz and for all our peers. From this perspective, we are still 100 basis points better than the industry average, despite our relatively small scale and the global nature of our business.

Chart 31 – Heinz Consumer Marketing:

Before completing our SG&A analysis, one final point on consumer marketing. Clearly, our target is to spend more on consumer marketing over time and Bill will outline our plans in this area. But this chart shows that simply increasing advertising spending is no panacea. Outside of Europe, we spent 3.1% of sales on consumer marketing and have driven growth of 7.8% per year. In Europe, we spent at a higher rate, yet the growth rate is less than half of that achieved across the rest of Heinz. In other words, advertising is important but appropriate price points, consumer-relevant innovation and strong trade partnerships are prerequisites to sustainable growth. All of these have been characteristics of our operations outside of Europe, but have just recently been established in Europe.

Chart 32 – SG&A Components:

This next chart shows you the 3 main components of SG&A. You can see that marketing has declined as a percentage of sales as we have been concentrating on our price points. S&D costs have increased slightly, up 20 basis points as a percentage of sales, despite fuel costs more than doubling. G&A, on the other hand, has gone up 60 basis points. There have been 5 key drivers behind this increase; pension costs, the shift to RSU’s in advance of expensing stock options, compliance costs related to SOx 404, the costs associated with better systems and greater spending on R&D.

Chart 33 – Pension Costs:

As an example, pension and post-retirement medical costs have more than doubled over the last 3 years. A portion of this hits cost of goods sold, but the portion in G&A has almost tripled. We have closed-out virtually all defined benefit pension plans to new

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entrants, so we have taken the hard medicine to protect the long term, but these expenses reflect the legacy of decisions made 2 or 3 decades ago.

Chart 34 – Expenses by Region:

The next chart shows further granularity behind our G&A and R&D costs. There are a couple of observations to be made here.

  First, it has been suggested that we could cut $400 million out of our SG&A, with the implication that we have excess costs in our G&A structure. For perspective, we could fire every single general and administrative employee around the entire globe and not save $400 million.
  Second, as you may note as a recurring theme, our key opportunity is in Europe. Due to the multiple legal jurisdictions, different languages, diverse pension plans and varied product offerings, G&A costs will always be higher in Europe than in the US. Having said that, we have significant opportunities to improve the efficiency of our G&A spending, and clear plans in this area that Bill and Scott will discuss further.

Chart 35 – Total Headcount:

Now let’s turn to headcount. You can see that as we’ve pared-back our business to core categories and geographies, we have reduced the employee base from 46,900 to 33,100 and the sales per associate have increased by 37%.

Chart 36 – Executive Headcount:

This story is even more dramatic when looking at executive headcount, where we have cut the number of executives by about 150, and productivity has increased 59%.

Chart 37 – Sales per Employee:

Much has been made recently of our relatively low sales per employee, or SPE. At $261,000 per employee, we are lower than the peer average of $324,000. In aggregate, this measure is close to useless. To be more relevant, we have split this statistic between developed and emerging markets. In the developed markets, where most of our peer companies are concentrated, our SPE is $391,000, well above the peer average. In the emerging markets, our SPE is $71,000.

This might lead some to say that these emerging market businesses are bad and that we should get out of them. Given their growth potential and solid profitability, we think that this would be a poor decision. As an example, our business in Indonesia has SPE of only about $40,000, but it has an operating margin in-line with our Company average.

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Chart 37 – Labor/Benefit Costs:

So, how can this be? Well, at $6,300 per associate, the fully loaded labor cost in the emerging markets is about 1/10th that in the developed markets. At this level, we pay very competitive wages in the emerging markets and are able to attract very good talent. Our factories in emerging markets reach efficient scale at relatively low volumes.

Chart 38 – RICIP Profitability:

Bringing this point home, the profitability in our emerging RICIP markets is very solid, despite what may seem like a lot of employees. For FY07, we expect to generate more than $700 million in sales, with double-digit operating margins and positive economic profit.

Thus, while we always strive for better productivity, our sales per employee metrics do not trouble us.

Chart 39 – Profitability:

Now, let’s take a look at profitability.

Chart 40 - Operating Income FY03-06

Over the last 3 years, operating income from continuing operations, excluding special items and the write-down and recent write-off of Zimbabwe, has grown at an overall CAGR of 4.8% . However, separating Europe from the rest of the company, you see very disparate trends.

Europe’s operating income was flat between FY03 and FY06. The rest of the company has delivered an 8.5% CAGR in operating profit, led by Australia, New Zealand, US Consumer Products and Canada. This is a very strong performance and provides a good indicator of what our portfolio can do once Europe is contributing.

Chart 41 - EBIT Margin Results:

Our EBIT margin is about 30 basis points less than our peer company average, reflecting the inherently lower margins in our large Foodservice business, which represents almost 20% of our total sales

Chart 42 - EPS Continuing Operations:

Looking at our EPS over the past few years, reported EPS has been quite variable, as we have divested significant portions of the business in getting down to our core. You can see that we spun-off nearly $1.8 billion of sales back in Fiscal 2003. From that base, we grew EPS over the next 2 years at an average rate of 7.5% . Then, in this past fiscal year, we divested another billion dollars of sales, resulting in EPS from continuing operations

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excluding special items, dropping to $2.10. To get all this done, we took restructuring charges in ‘03 and in ‘06, and incurred some non-cash write-downs in Fiscal ‘05. Importantly, even with these charges, we were able to aggressively return the proceeds of the divestitures to our shareholders.

The point is that we’ve made the hard decisions to get down to our core, and we are done with divestitures of any meaningful size. We firmly believe that the strategy has been correct and that we executed the very difficult transformations in FY03 and in FY06 exceptionally well.

Chart 43 – Cash Flow:

Finally, let’s take a look at where we are in terms of cash flow.

Chart 44 – Cash Conversion Cycle:

Our performance in reducing the cash conversion cycle and quick operating working capital has been outstanding. Starting from 92 days back in FY02, we reduced CCC by 36 days or 39%. This has released a billion dollars to be used in the business and returned to shareholders.

Chart 45 – Operating Free Cash Flow:

Our operating free cash flow has been extremely strong, averaging almost $900 million per year and more than 10% of sales. You can see that this has been a marked improvement from earlier this decade.

Chart 46 - Value Returned to Shareholders

I am very proud of this next accomplishment. Because of our strong operating free cash flow, we have returned more than $4.2 billion, or approximately 1/3rd of our market capitalization, to shareholders over the last 4 years. This has come in the form of the Del Monte dividend, recurring annual dividends and, increasingly, through share repurchase. We escalated share repurchase over the last 3 years, climbing from $170 million to $291 million to more than $800 million this last fiscal year. Importantly, since the spin-off, our total shareholder return has outpaced the industry group, even before the recent stock price run-up.

Chart 47 - Financial Flexibility:

At the time of the Del Monte spin-off, we said that we would significantly reduce our debt levels, and we’ve done it. Gross debt is down about $550 million, or 11%, despite the cash returns to shareholders and some significant core acquisitions. In terms of credit ratios, our Debt to EBITDA has improved from 3.3X in FY03 to 2.8X in FY06.

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Chart 48 - Use of Leverage:

While we have significantly improved our debt metrics over the last few years, we remain well above the peer average in terms of using leverage to improve shareholder returns. Thus, we already use leverage to our advantage.

Chart 49 - ROIC:

Finally, let’s wrap up this segment of the discussion with a look at ROIC. Our after-tax returns for FY06 with, and without, special items are 12.6% and 14.5% respectively. Compared to our peers, we are a bit lower than a straight average. Weighting the industry by the invested capital base, however, we are above the average.

The key is that we are looking hard at the components of ROIC for us and our peers, and have set plans to significantly improve returns over the next two years. A couple of key takeaways from the analysis are that, despite implications to the contrary, our PP&E intensity is very much in-line with the level of our peers. Additionally, our intangible asset intensity is well below the peer average, while our “other long term assets” are a bit higher. We believe that this reflects the relatively high value of our foreign pension plans. In short, there is nothing structural that will keep us from driving strong ROIC growth going forward. And to provide additional motivation, our Board has established ROIC as 50% of our long term incentive program.

To conclude, we thought that it was important to establish the facts before we began laying out the plan for FY07 and FY08. With that, I’ll turn it over to Bill to discuss the plan. Bill….

---------------------------------------STOP-----------------------------------------

Following the presentations by Bill Johnson, Dave Moran and Scott O’Hara.

Financial Projections:

Thanks Scott. I’ll quickly summarize the planned financial projections for FY07 and FY08.

P&L Goals:

For FY07, we expect to deliver the following:

  Net sales are targeted to grow 3 to 4% from our pro-forma base of $8.4 billion. Remember that there were a number of divestitures in FY06 that did not qualify for disc ops. Thus, the pro-forma base is the real foundation from which we begin.

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  We anticipate driving 2 to 3% volume growth and at least 1% in net pricing. The RICIP markets are expected to lead our top line growth, increasing by 10%.
  The combination of net pricing and $165 million of supply chain productivity initiatives will offset $135 million in fuel and commodity cost inflation and drive gross margin up approximately 70 basis points versus pro-forma FY06 and 130 basis points versus continuing ops.
  Planned SG&A, excluding marketing is down 60 basis points versus pro-forma FY06, driven by $60 million in productivity initiatives, including a 10% reduction in G&A salaries.
  Operating margin is expected to climb 90 basis points from the FY06 pro-forma.
  Net interest expense will continue to climb, but is anticipated to be offset by a lower full year tax rate of approximately 30%. I will point out that I expect the quarterly tax rate to again be very bumpy in FY07.
  The EPS target is $2.35, an increase of 10% from the pro-forma base.

Also, remember that we are absorbing 4 cents in G&A for the cost of stock options in FY07, as compared to FY06 continuing ops.

For FY08, we expect 4% sales growth, operating margin to increase by about a half point and EPS to grow more than 8%.

Cash Flow Goals:

As Bill mentioned, in driving cash flow, we will continue to improve CCC and will keep appropriate control over capital spending.

Note that going forward, we are slightly changing the definition of operating free cash flow, which will now include the proceeds of any disposals on PP&E. This change is intended to motivate management to profitably monetize low return assets. With this minor change in mind, we expect to generate $800 million of operating free cash flow in FY07 and $850 million in FY08. Note that cash flow in the first quarter will be impacted by the payment of approximately $45 million of taxes, primarily related to gains on dispositions in the fourth quarter of FY06.

Additionally, as Bill mentioned, we have raised our dividend for FY07 to $1.40 and we are committed to share repurchases totaling $1 billion over the ‘07/’08 horizon.

Balance Sheet Expectations:

Combining these P&L, cash flow, dividend and share repurchase projections, we expect our Debt to EBITDA ratio to come down slightly, from 2.8 currently, to about 2.6 at the end of FY08. Importantly, this gives us potential financial flexibility and allows us to maintain a solid investment grade credit rating. Also, you can see that our plan, again centered around “growing what we own” is expected to drive a significant increase in ROIC.

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With that, I’d like to open the meeting up for questions.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

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* * *

HEINZ SUPERIOR VALUE AND GROWTH PLAN, FY07-08

     Presentation by David Moran
Executive Vice President, President and CEO,
North American Consumer Products

Analyst Meeting, Sofitel Hotel; New York

June 1, 2006

Slide One - Introduction

Slide Two - NA Consumer Products (Q4)

  Q4 was a very strong finish to FY 06.

  Cases were up 17%. Sales were up 16% and profit increased by 19%.

Slide Three - NA Consumer Products (Full Year)

  On a full-year basis, Consumer Products had a terrific year. Cases were up +12%, sales up +13%, income up +11% and cash flow for all of NA, which includes Foodservice, was up +63%.

  FY06 was our strongest year in our 3-year turnaround. This is significant, given that we were lapping some big numbers as you’ll see on the next few slides.

Slide Four - Net Sales

  Driving consumption has been the backbone of our success. We have delivered 8 consecutive quarters of sales growth – 5 of which were double digit.

Slide Five - Operating Income

  We have also delivered profit growth in 11 of 12 quarters – including 10 consecutive quarters of growth.

Slide Six - Financial Turnaround

  A deeper look at our financials really tells our story.

  Since ‘03, we have delivered case growth at 6% a year, which in turn has fueled sales growth of 7%, profit growth of +9%.

  While we have made major investments in people, SG&A is down 210 basis points.

  We have grown operating margins through reductions to our D&A spend, which, including Heinz Canada, is down 360 basis points – or 17% over three years.

  You can also see the balance sheet efficiencies we’ve generated in all of North America, which includes Foodservice. QOWC is down 430 basis points.

Slide Seven - Why We Are Winning (1)

  In short, we are winning.

  And we will continue to win – for three important reasons:

  First, we are benefiting from the dramatic people upgrades we’ve made over the past three years.

  We now have the right people doing the right work.

Slide Eight - Why We Are Winning (2)

  The second reason we are winning is our brands are leaders in their categories and in 06 delivered all-time records on most metrics.

  Frankly, this portfolio has never been healthier.

Slide Nine - Why We Are Winning (3)

  Third, we have become an idea-generating organization that is close to our consumers and customers.

  I’ve shared the CP Blueprint with you before and it remains our guide on how to win.

  Those looking for a silver bullet here will be disappointed.

  Our model is a simple one – to improve the consumer’s experience with our brands, and that gives us the right to expect them to pay full price.

  Structurally, we have clear visibility and accountability ……

  We manage every line, every investment, every day

  And we have built new capabilities and processes that make us better.

Slide Ten - Ore-Ida: CP Blueprint in Action

  I would like to share additional texture on our 3 largest brands which represent over 50% of our portfolio.

  Our largest brand, Ore-Ida, has never been healthier. Sales are up over $90 million in the last 3 years.

Slide Eleven - Ore-Ida: CP Blueprint in Action

  The reason for our success is tight execution against the CP Blueprint; focusing on taste, in-store execution, marketing support and innovation.

Slide Twelve - Smart Ones: CP Blueprint in Action

  Our second largest brand was hurt by the Atkins fad in FY04, but has come roaring back.

  FY06 set records on virtually all metrics.

  Again, the CP Blueprint has guided our focus to taste, packaging and consumer support.

Slide Thirteen - 24/7

  Our plan for FY07 is to help consumers live healthy 24/7.

  We expect to surpass last year’s records by a significant margin.

Slide Fourteen - Heinz Ketchup Continues to Grow

  On our 3rd largest and most visible business – Heinz Ketchup – we have delivered consistent growth over the past decade, driven by innovations such as Top-Down packaging.

Slide Fifteen - Changing the Game on Ketchup

  We are changing the game on Ketchup to drive category growth.

  We are fortunate to be doing so from a position of strength.

  Heinz Ketchup has delivered 3 years of sales and profit growth and set records on several key measures.

Slide Sixteen - Driving Growth in Ketchup

  We’ve learned through research that consumers who trade up in size consume more ketchup.

  For example, shifting consumers from a 24 oz bottle to a 36 oz bottle increases consumption +44%.

  We can expand the category if we give moms more convenient, large-sized bottles.

Slide Seventeen - 5-Step Plan (1)

  We have developed a five-step plan to capitalize on this insight and drive category growth.

  First, we launched our new Fridge Door Fit ketchup in two sizes that are easier to use, hold and store. They are a 70/30 winner with consumers.

  Second, we have reset the shelves in every store in America – putting Fridge Fit and our other innovations at eye level.

Slide Eighteen - 5-Step Plan (2)

  Third, we are instituting waterfall pricing to encourage trade up and reward our most loyal consumers.

  Fourth, we have eliminated trade promotions on small sizes, focusing on our Fridge Fit and Top-Down innovations.

Slide Nineteen - 5-Step Plan (3)

  And finally, we’ll invest in an integrated marketing plan behind Fridge Fit that includes:
    New TV advertising that both launches Fridge Fit and ties in foodservice consumption. The spots will begin airing this summer.

Slide Twenty - Reductions to Revenue

  As Bill shared earlier, we’ll continue to improve in 3 areas of the P&L.

  Let me provide some detail on the CP business.

  We’ll continue to execute our very clear plan for reductions to revenue. Everyone in the organization knows what’s on strategy, and what’s not.

  After 4 years of intense focus, we have made very good progress. We are down about 360 basis points and we expect additional progress in FY07 and FY08.

Slide Twenty-one - SG&A

  In regards to SG&A, we’ll continue to invest in areas that are sustainable, build competitive advantage and cannot be easily copied or commoditized.

  Primarily these are areas of ideas and capabilities. Of course, with a heavy emphasis on People.

  Over the last 3 years, we have reduced our salaried work force by about 11% and grown sales by $440 million. Going forward we will reduce our delivery costs while adding marketing to support key initiatives.

Slide Twenty-two - Gross Margin

  Finally, regarding margins. As you all are aware, this has been a period of true commodity inflation, and we have taken our share of hits.

  Fortunately, our volume growth has dramatically increased our factory utilization. Along with our focused efforts to lower supply chain costs, we have off-set inflation and held our margins.

  Going forward, we have a clear plan to drive GPMs by 100 basis points behind procurement and future manufacturing efficiencies.

Slide Twenty-three - FY07 Innovations

  FY07’s plan will continue to focus on four areas: Taste, Convenience, Better-For-You and New Usage Occasions. In all we expect to launch more than 60 new, consumer-validated innovations across the entire portfolio – up +43% vs. FY06.

  We know we have momentum with consumers and customers. And frankly, we don’t plan on losing it.

Slide Twenty-four - ’07 Expectations

  FY07 is expected to be another record year on all financial metrics.

  We have the right people working on the right things to continue winning.

  We expect Q1 sales and profits to be up about 10%.

  With that, I would like to turn the podium over to Scott who will talk about the European turnaround.

  Thank you.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

* * *

HEINZ SUPERIOR VALUE AND GROWTH PLAN, FY07-08

Presentation by Scott O’ Hara
Executive Vice President, President and CEO, Heinz Europe

Analyst Meeting, Sofitel Hotel; New York

June 1, 2006

SLIDE 1 – Introduction
Thanks Dave and good morning. I’m pleased to have this opportunity to review our performance, progress and transformation in Europe.

As we start fiscal year 2007, Heinz is a stronger and leaner company in Europe. We have reduced costs, streamlined the organization and divested non-core businesses such as seafood, HAK vegetables, Chilled sandwiches and Linda McCartney to simplify and focus our portfolio.

Here’s a quick snapshot of the European Business Profile as it stands today and our major achievements.

SLIDE 2 – FY06 European Business Profile
In fiscal year 2006, Heinz divested non-core businesses in Europe with total annual sales of approximately $630 million. Our gross margin is now 40%, operating margin is 18% and our cash conversation cycle is 44 days. We begin fiscal 2007 with a strong foundation for profitable growth in our core categories where we expect to win.

SLIDE 3 – Plants and Employees
Heinz now has 27 manufacturing plants and 9,500 employees, a significant reduction from start of fiscal 2006.

SLIDE 4 – 2007 Transformation
Although I’ve only led the European business for the past month, I spent the previous 6 years based in Europe with another company. Given my experience in Europe it is clear we need to focus on 3 areas to deliver improved performance: People, Process and Products.

SLIDE 5 – Significantly Upgraded Leadership
Starting with People, we have significantly upgraded our leadership teams in each region, with local nationals that have a strong track record of success.

In Western Europe, with President Roel van Neerbos, in Italy with President Stefano Clini, and in the UK with President David Woodward. This leadership team rivals any we have in Heinz. We have also substantially upgraded the team under Dave in the UK with top talent from across the company.

We now have a deep and talented leadership team across Europe that can compete and WIN in every market.

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SLIDE 6 – Europe Process & Systems
To support the growth of our business in Europe going forward, Heinz is improving our process and systems. An important step is implementing the Heinz Business Management and Heinz Innovation Models. Both will capture best practices throughout the Company’s global businesses and ensure they are reapplied in Europe.

Another key initiative will be in the supply chain and back office. We will achieve significant supply chain and back office synergies as we roll out SAP across Europe.

SLIDE 7 – Europe Systems
We successfully went “live” with SAP in the UK and Ireland on May 1. We have received positive feedback from our customers on how well the implementation has gone. We will complete the roll out this new platform across Europe by the end of 2008.

To help us reduce non productive D&A spending in Europe, we are implementing the MEI trade promotion management system. This important enabler will allow us to maximize the benefit of D&A while reducing the level of spending by 150 basis points in FY2007.

Finally, we are implementing Manugistics production planning in Europe, similar to what we did in North America, to enhance our inventory management system across our businesses.

SLIDE 8 – Europe Heinz TK
The focus of our transformation has been to create a stronger platform for growth with leading brands in the Company’s three core categories: Ketchup and Sauces, Meals and Snacks and Infant Food.

We wouldn’t be Heinz if we didn’t talk about Heinz Tomato Ketchup.

It’s a success story in Europe, especially in the UK, where Heinz sales of Tomato Ketchup grew to a market share of more than 79% in the latest 52-week period.

In Germany, which has an estimated ketchup and sauces market of $345 million, Heinz increased its leading market share to 35.4%. These two markets represent 60% of the $900 million European ketchup and sauces market, and we are winning.

SLIDE 9 – Italy Plasmon
Turning our attention to infant food, our Plasmon brand is the market leader in Italy with volume share of 50.7, in the latest 52-week period and favorable recent trends supported by strong advertising and marketing.

SLIDE 10 – For Infants with Problems or Worries
We will build on our current success by launching Plasmon Extra Care, a line of products that are designed to help babies with specific medical issues like sleeping problems, upset stomachs and allergies, to name just a few. Consumer research indicates that half of Italy’s infant population have symptoms or conditions that our new products are designed to address.

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SLIDE 11 – Five to Drive (Europe)
Those are just a few examples of our great products in Europe and what Heinz is doing to drive sales. Overall, Heinz is focusing on achieving five major goals in Europe in fiscal year 2007. We call this our “Five to Drive” Plan.

Number One: Strengthen our leadership in infant nutrition in Italy

Number Two: Achieve renewed growth in the UK

Number Three: Drive disproportionate growth in Eastern Europe

Number Four: Reduce costs to improve margins, and

Number Five: Improve cash flow.

SLIDE 12 – Russia and Poland
Our strategy for Russia and Poland is all about growth and in 2007 we expect to grow both Sales and Operating Income by more than 20%. We will accomplish this behind our launch of Heinz branded ketchup and all other liquid products in Russia with McDonald’s, and through increased innovation behind our Pudliszki brand in Poland.

SLIDE 13 – FY2007 Plan
I would like to close my review by outlining our strong outlook for 2007:

We expect to deliver 3% net sales growth, a 160 basis point increase in gross margins, a 120 basis point increase in operating margin, a 10% increase in operating income and a 2 day reduction in our already strong cash conversion cycle.

SLIDE 14 – FY2007 Plan Drivers
Underpinning the 2007 plan will be a reduction of 50 basis points in SG&A, and 150 basis points in D&A.

Our plan is to increase our advertising investment 60 basis points to drive growth.

SLIDE 15 – Plants and Employees
We ended 2006 with 27 manufacturing plants, in fiscal 2007 we plan to reduce this to 23, accompanied by a further reduction of 600 jobs.

SLIDE 16 – Summary
To summarize, I said we would kick start the European transformation by focusing on 3 areas, People, Process and Products.

We have a new and talented leadership team of true “A” players capable of WINNING in every market.

We will have improved processes and systems and we will further leverage our great brands in our 3 core categories, Ketchup, and Sauces, Meals and Snacks, and Infant Foods

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It has been a pleasure sharing our outlook for Europe with you.

Now I’ll hand you back over to Art Winkleblack.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

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     Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on March 3, 2006.